Exhibit 10(j)(iv)

FOURTH AMENDMENT TO TERM LOAN AGREEMENT

THIS FOURTH AMENDMENT TO TERM LOAN AGREEMENT (this “Amendment”) dated as of May 13, 2015, by and among REGENCY CENTERS, L.P., a Delaware limited partnership (the “Borrower”), REGENCY CENTERS CORPORATION, a Florida corporation (the “Parent”), each of the Lenders, and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent (together with its successors and assigns, the “Administrative Agent”) for the Lenders.

WHEREAS, the Borrower, the Parent, the Lenders, the Administrative Agent and certain other parties have entered into that certain Term Loan Agreement dated as of November 17, 2011 (as amended from time to time and as in effect immediately prior to the effectiveness of this Amendment, the “Credit Agreement”);

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto hereby agree a s follows:

Section 1.    Specific Amendments to Credit Agreement.    Upon the effectiveness of this
Amendment, the parties hereto agree that the Credit Agreement shall be amended as follows:

(a)    The Credit Agreement is amended by adding the following new definitions in Section
1.1. in proper alphabetical order:

“Fourth Amendment Effective Date” means May 13, 2015.

“Unrestricted Cash” means, as of any date of determination, cash and Cash Equivalents held by the Borrower and its Subsidiaries other than tenant deposits and other cash and Cash Equivalents that are subject to a Lien (other than Liens of a depository institution or securities intermediary arising by virtue of any statutory or common law provisions, rights of set -off or similar rights or remedies as to deposit accounts or securities accounts or other funds maintained with such depository institution or securities intermediary (other than any of the foregoing intend ed as cash collateral)) or a Negative Pledge or the disposition of which is restricted in any way that would prohibit the use thereof for the payment of Indebtedness.

(b) The Credit Agreement is further amended by restating the following definitions of “Capitalization Rate”, “Third Party Net Income” and “Total Asset Value” set forth in Section 1.1. in their entireties as follows:

“Capitalization Rate” means 6.50%.

“Third Party Net Income” means, with respect to a Person and for a given period (a) net income from fees, commissions and other compensation derived from (without duplication) (i) managing and/or leasing properties owned by third parties; (ii) developing properties for third parties; (iii) arranging for property acquisitions by third parties; (iv) arranging financing for third parties and (v) consulting and business services performed for third parties; minus (b) taxes paid or accrued in accordance with GAAP during such period by any “taxable REIT subsidiary” (as defined in Sec.
856(l) of the Internal Revenue Code) of such Person or any of its Subsidiaries. For purposes of this definition, the term “third parties” shall include Unconsolidated
Affiliates of a Person.

“Total Asset Value” means, at a given time, the sum (without duplication) of all of the following of the Parent and its Consolidated Subsidiaries determined on a consolidated basis in accordance with GAAP applied on a consistent basis: (a) cash, Cash Equivalents, plus (b), the quotient of (i) EBITDA for the four fiscal quarters of the Parent most recently ended, divided by (ii) the Capitalization Rate, plus (c) the GAAP book value of Properties acquired during the period of four fiscal quarters most recently ended, plus (d) the GAAP book value of all Development Properties, plus (e) the GAAP book value of Unimproved Land plus (f) the GAAP book value of all Mortgage Receivables and other promissory notes and plus (g) Capitalized Third Party Net Income; provided, however that to the extent that the Total Asset Value attributable to Capitalized Third Party Net Income would exceed 5.0% of Total Asset Value, such excess shall be excluded. The Parent’s Ownership Share of assets held by Unconsolidated Affiliates (excluding assets of the type described in the immediately preceding clause (a)) will be included in Total Asset Value calculations consistent with the above described treatment for assets of the Parent and its Consolidated Subsidiaries. For purposes of determining Total Asset Value, EBITDA from Properties acquired or disposed of during the period of four fiscal quarters of the Parent most recently ended shall be excluded. For purposes of determining Total Asset Value, the calculation of EBITDA shall exclude Third Party Net Income. To the extent the amount of Total Asset Value attributable to (x) Unimproved Land, Equity Interest in Person other than Consolidated Subsidiaries and Mortgage Receivables, in the aggregate, would exceed 20.0% of Total Asset Value, such excess shall be excluded and (y) Development Properties would exceed 15.0% of Total Asset Value, such excess shall be excluded.

(c)    The Credit Agreement is further amended by adding the following sentence at the end of the definition of “LIBOR” set forth in Section 1.1.:

If LIBOR determined as provided above would be less t han zero, LIBOR shall be deemed to be zero.

(d)    The Credit Agreement is further amended by restating Section 9.1 .(a) in its entirety as follows:

(a)    [Intentionally Omitted.]

(e)    The Credit Agreement is further amended by restating Section 9.1 .(b) in its entirety as follows:
(b)    Ratio of Indebtedness to Total Asset Value. The Parent shall not permit the ratio of (i) Indebtedness of the Parent and its Consolidated Subsidiaries to (ii) Total Asset
Value to exceed 0.60 to 1.00 at any time. For purposes of calculating such ratio, (A) Indebtedness shall be adjusted by deducting an amount equal to the lesser of (1) the amount by which Unrestricted Cash exceeds $30,000,000 and (2) the amount of Indebtedness that by its terms is scheduled to mature within 24 months, and (B) Total Asset Value shall be adjusted by deducting therefrom the amount by which Indebtedness is adjusted under the preceding clause
(A).

(f) The Credit Agreement is further amended by restating Section 9.1.(e) in its entirety as follows:

(e)    Ratio of Secured Indebtedness to Total Asset Value. The Parent shall not permit the ratio of (i) Secured Indebtedness of the Parent and its Consolidated Subsidiaries to (ii) Total Asset Value to exceed 0.35 to 1.00 at any time. For purposes of calculating such ratio, (A) Secured Indebtedness shall be adjusted by deducting an amount equal to the lesser of (1) the amount by which Unrestricted Cash exceeds
$30,000,000 and (2) the amount of Secured Indebtedness that by its terms is scheduled to mature within 24 months, and (B) Total Asset Value shall be adjusted by deducting therefrom the amount by which Secured Indebtedness is adjusted under the preceding clause (A).

(g) The Credit Agreement is further amended by restating Section 9.1.(g) in its entirety a s follows:

(g)    [Intentionally Omitted.]

Section 2. Conditions Precedent. The effectiveness of this Amendment is subject to receipt by the Administrative Agent of each of the following, each in form and substance satisfactory to the Administrative Agent:

(a) a counterpart of this Amendment duly executed by the Borrower, the Administrative
Agent and each of the Lenders;

(b) evidence that all fees, expenses and reimbursement amounts due and payable to the Administrative Agent and any of the Lenders, including without limitation, the fees and expenses of counsel to the Administrative Agent, have been paid; and

(c) such other documents, instruments and agreements as the Administrative Agent may reasonably request.

Section 3. Representations. The Borrower and the Parent represent and warrant to the
Administrative Agent and the Lenders that:

(a) Authorization. Each of the Borrower and the Parent has the right and power, and has taken all necessary action to authorize it, to execute and deliver this Amendment and to perform its obligations hereunder and under the Credit Agreement, as amended by this Amendment, in accordance with their respective terms. This Amendment has been duly executed and delivered by a duly authorized officer of the Borrower and the Parent and each of this Amendment and the Credit Agreement, as amended by this Amendment, is a legal, valid and binding obligation of the Borrower and the Parent enforceable against the Borrower and the Parent in accordance with its respective te rms except as (i) the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability.

(b) Compliance with Laws, etc. The execution and delivery by each of the Borrower and the Parent of this Amendment and the performance by the Borrower and the Parent of this Amendment and the Credit Agreement, as amended by this Amendment, in accordance wit h their respective terms, do not and will not, by the passage of time, the giving of notice or otherwise: (i) require any Governmental Approval or violate any Applicable Law (including Environmental Laws) relating to the Borrower or any other Loan Party; (ii) conflict with, result in a breach of or constitute a default under the organizational documents of the Borrower, the Parent, or any other Loan Party, or any indenture, agreement or other instrument to which the Borrower, the Parent, or any other Loan Party is a party or by which it or any of its properties may be bound; or (iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by the Borrower, the Parent, or any other Loan Party.

(c) No Default. No Default or Event of Default has occurred and is continuing as of the date hereof or will exist immediately after giving effect to this Amendment.

Section 4. Reaffirmation of Representations by Borrower and Parent . Each of the Parent and the Borrower hereby reaffirms that the representations and warranties made or deemed made by the Parent, the Borrower and each other Loan Party in the Loan Documents to which any of them is a party are true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty is true and correct in all respects) on and as of the date hereof with the same force and effect as if made on and as of the date hereof except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties were true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty was true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted under the Credit Agreement or the other Loan Documents..

Section 5. Reaffirmation of Guaranty by Parent. The Parent hereby reaffirms its continuing obligations to the Administrative Agent and the Lenders under the Guaranty and agrees that the transactions contemplated by this Amendment shall not in any way affect the validity and enforceability of the Guaranty, or reduce, impair or discharge the obligations of the Parent thereunder.

Section 6. Certain References. Each reference to the Credit Agreement in any of the Loan Documents shall be deemed to be a reference to the Credit Agreement as amended by this Amendment.

Section 7. Expenses. The Borrower shall reimburse the Administrative Agent upon demand for all reasonable costs and expenses (including reasonable attorneys’ fees) incurred by the Administrative Agent in connection with the preparation, negotiation and execution of this Amendment and the other agreements and documents executed and delivered in connection herewith.

Section 8. Benefits. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

Section 9. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STAT E OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

Section 10. Effect. Except as expressly herein amended, the terms and conditions of the Credit Agreement and the other Loan Documents remain in full force and effe ct. The amendments contained herein shall be deemed to have prospective application only from the date as of which this Amendment is dated.

Section 11. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original and shall be binding upon all parties, their successors and assigns.

Section 12. Definitions. All capitalized terms not otherwise defined herein are used herein with the respective definitions given them in the Credit Agreement as amended by this Amendment.

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IN WITNESS WHEREOF, the parties hereto have caused this Fourth Amendment to Term
Loan Agreement to be executed as of the date first above written.

BORROWER:
REGENCY CENTERS, L.P.

By:	Regency Centers Corporation, Its sole general partner
	By:	/s/ Scott R. Prigge Name: Scott R. Prigge Title: Senior Vice President

PARENT:
REGENCY CENTERS CORPORATION,

By:	/s/ Scott R. Prigge Name: Scott R. Prigge Title: Senior Vice President

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[Signature Page to Fourth Amendment to Term Loan Agreement for Regency Centers, LP.]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as
Administrative Agent and as a Lender

By:	/s/ Andrew W Hussion Name: Andrew W. Hussion Title: Director

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[Signature Page to Fourth Amendment to Term Loan Agreement for Regency Centers, LP.]

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Ken Carl Name: Ken Carl Title: Senior Vice President

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[Signature Page to Fourth Amendment to Term Loan Agreement for Regency Centers, LP.]

REGIONS BANK, as a Lender

By:	/s/ Kerri L. Raines Name: Kerri L. Raines Title: Senior Vice President

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[Signature Page to Fourth Amendment to Term Loan Agreement for Regency Centers, LP.]

SUNTRUST BANK, as a Lender

By:	/s/ Danny Stover Name: Danny Stover Title: Vice President

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U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ J. Lee Hord Name: J. Lee Hord Title: Senior Vice President

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[Signature Page to Fourth Amendment to Term Loan Agreement for Regency Centers, LP.]

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Asad A. Rafiq Name: Asad A. Rafiq Title: Vice President

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[Signature Page to Fourth Amendment to Term Loan Agreement for Regency Centers, LP.]

JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/ Mohammad S Hasan Name: Mohammad S Hasan Title: Executive Director

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[Signature Page to Fourth Amendment to Term Loan Agreement for Regency Centers, LP.]

ROYAL BANK OF CANADA, as a Lender

By:	/s/ Daniel LePage Name: Daniel LePage Title: Authorized Signatory

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[Signature Page to Fourth Amendment to Term Loan Agreement for Regency Centers, LP.]

SUMITOMO MITSUI BANKING CORPORATION, as a Lender

By:	/s/ Keith J. Connolly Name: Keith J. Connolly Title: Managing Director

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MIZUHO BANK, LTD, as a Lender

By:	/s/ Raymond Ventura Name: Raymond Ventura Title: Managing Director

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